Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into on July 17, 2019 (the “Effective Date”), by and among Citizens Business Bank (“the Bank”) and CVB Financial Corp. (“CVB” and with the Bank hereinafter collectively referred to as “the Company”), on the one hand, and Christopher D. Myers (“Myers”) on the other hand, on the basis of the following.

WHEREAS, Myers currently serves as the President and Chief Executive Officer of the Company pursuant to an employment agreement, dated September 12, 2018 (the “Employment Agreement”), the term of which is scheduled to expire on September 12, 2021;

WHEREAS, Myers has elected to retire and end his employment relationship with the Company prior to the scheduled expiration of the Employment Agreement term;

WHEREAS, the Company and Myers have agreed that Myers shall retire effective March 15, 2020;

WHEREAS, the Company desires to retain Myers as a consultant for the period described herein and believes that Myers’ continued services during the consulting arrangement are vital to ensure the transition of Myers’ duties and the continuity of the Company’s business;

WHEREAS, Myers hereby accepts such retention as a consultant for the Consulting Period in accordance with the terms and conditions set forth herein; and

WHEREAS, the early termination of the Employment Agreement shall be addressed in an amendment to the Employment Agreement (the “Amendment”) and Myers agrees that shortening the term of the Employment Agreement as set forth in the Amendment shall not trigger any of the rights or obligations set forth in Section F (Termination) of the Employment Agreement.

A.        Purpose of Engagement. The Company hereby retains Myers to serve as a consultant to the Company and its subsidiaries during the Consulting Period. As a consultant, Myers agrees to perform diligently and faithfully the services set forth on Appendix A (the “Services”). During the Consulting Period, Myers will make himself reasonably available to perform the Services. While the amount of time the performance of the Services require may vary, it is anticipated that the provision of the Services shall average no more than eight hours per week.

B.        Consulting Period. Myers shall perform the Services beginning March 16, 2020 and ending December 31, 2020, unless sooner terminated, as provided in Section H, below (the “Consulting Period”). By signing this Agreement, Myers hereby formally resigns from his position as President and Chief Executive Officer of the Company and from the Boards of Directors of the Company and all other direct and indirect subsidiaries of the Company effective as of March 15, 2020.

C.        Consulting Fee. Beginning March 16, 2020 and lasting to and including the end of the Consulting Period, the Company shall pay Myers a consulting fee of $25,000 per month (pro-rated for any partial months) (“Consulting Fee”). In addition, during the Consulting Period, the Company shall reimburse Myers for actual out-of-pocket expenses reasonably incurred by Myers in connection with the Services, subject to the Company’s expense reimbursement policy as in effect from time to time. The Consulting Fee shall be paid in arrears by the Company to Myers by direct deposit within five business days following the last day of the month to which the Consulting Fee applies. For the sake of clarity, while Myers is required to make himself reasonably available to perform the Services, Myers shall not be required to achieve any specific metrics or perform the Services for any specific number of hours to earn the Consulting Fee.

D.        Grant of RSUs. As additional consideration for the Services during the Consulting Period, the Company shall grant Myers time-vesting restricted stock units (RSUs) pertaining to 90,000 shares of the CVB common stock pursuant to the Company’s 2018 Equity Incentive Plan, which shall vest as to all 90,000 Shares on December 31, 2020, provided that the Consulting Period continues to and including such date, or shall vest earlier as to all 90,000 shares upon: (1) Myers’ death during the Consulting Period; or (2) a Change in Control (as such term is defined in the Company’s 2018 Equity Incentive Plan) prior to the end of the Consulting Period.

E.        Continued Use and Return of Company Automobile. During the Consulting Period, the Company shall continue to provide Myers the automobile currently available to him for business use pursuant to Section D.2 of the Employment Agreement. At the end of the Consulting Period, Myers shall return the automobile provided to him by the Company (in accordance with Section D.2 of the Employment Agreement).

F.        No Other Benefits. Myers acknowledges and agrees that, during the Consulting Period, he shall be entitled to no other compensation or benefits of any kind, except as set forth herein.

G.        Restrictions. Myers acknowledges and agrees that, during the Consulting Period, he continues to owe the Company and its subsidiaries a duty of loyalty and an obligation to act in the best interest of the Company and its subsidiaries at all times. Myers agrees that, during the Consulting Period, without the express prior written approval of the Company, he shall not, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with, any business or Enterprise engaged in providing Financial Services anywhere in the United States. Notwithstanding anything to the contrary set forth herein, Myers shall not be deemed to be in contravention of this restriction if Myers participates in any such business solely as a passive investor in up to 1% of the equity securities or 5% of the debt securities of a company or partnership. For purposes of this Agreement: (i) “Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, subsidiary or affiliate thereof; (ii) “Financial Services” shall mean: any banking, financial or other services provided by a bank, trust company, fintech company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by the Company or its subsidiaries for the period beginning twelve months prior to Myers’ retirement and ending upon expiration of the Consulting Period; and (iii) “Enterprise” shall mean: the provision of Financial Services conducted by the Company or its subsidiaries during the period beginning twelve months prior to Myers’ retirement and ending upon expiration of the Consulting Period.

H.        Termination. The Company may terminate this Agreement with Cause (as defined in and pursuant to the Employment Agreement) at any time during the Consulting Period. Upon a termination of this Agreement with Cause, the Company shall pay Myers the pro-rated Consulting Fee for the month in which the termination with Cause occurs and all vesting of the RSUs shall cease effective on the termination date of this Agreement with Cause. Myers acknowledges and agrees that he shall be entitled to no other compensation or benefits upon an early termination of this Agreement except as set forth in this Section H. For the sake of clarity, a termination of this Agreement with Cause shall not affect Myers’ entitlement to any compensation or benefits vested prior to or on the date of termination for Cause.

I.        Independent Contractor. Myers is retained by the Company herein only for the purposes and to the extent set forth in this Agreement and Appendix A, and Myers’ relationship to the Company and its subsidiaries during the Consulting Period shall be that of an independent contractor. As an independent contractor, Myers shall have no authority to bind the Company or its subsidiaries in any way. During the Consulting Period, Myers shall not be considered under this Agreement as having employee status or as being entitled to participate in any plans or arrangements by the Company or its subsidiaries pertaining to or in connection with any fringe benefit made available to some or all of the Company’s employees, except as set forth in this Agreement.

J.        Taxes. Myers acknowledges that no federal or state withholding taxes, FICA, SDI, or other employee payroll taxes or deductions are intended to be made with respect to the compensation paid to Myers pursuant to this Agreement. Myers is responsible for all such taxes, and agrees to report for federal and state income and any other tax purposes all compensation paid to Myers pursuant to this Agreement (including but not limited to income from either the vesting or the payment of dividends on the RSUs), and to pay all taxes due thereon. Myers further agrees to indemnify, defend and hold the Company and its subsidiaries harmless in the event that any claims are made by any taxing authority, by reason of Myers’ failure to properly pay any and all taxes which are due in relation to the Services.

K.        Miscellaneous.

(1)        Notices. Any notice, request, demand or other communication required or permitted hereunder shall be provided in accordance with Section G.7 of the Employment Agreement.

(2)        California Law. This Agreement is to be governed by and construed under the laws of the State of California, without regard to the choice of law provisions of California, except to the extent federal law mandatorily applies, in which case this Agreement shall be governed by and construed under federal law.

(3)        Invalid Provisions. If Myers successfully asserts that any of the restrictions set forth in Section G of this Agreement is unenforceable, Myers shall repay and/or return any compensation or benefit received for signing it.

(4)        Entire Agreement. This Agreement, the Notice of Grant and Restricted Stock Unit Agreement for the grant of the RSUs pursuant to Section D above, any confidentiality, proprietary information, or inventions agreements signed by Myers during his employment with the Company (all of which survive the termination of the employment relationship), and all relevant portions of the Employment Agreement which survive the termination of the employment relationship (Sections B.4 and G.1-G.13), constitute the entire agreement between Myers and the Company concerning the terms of the consulting arrangement set forth herein. All prior discussions and negotiations concerning this retirement and consulting arrangement have been and are merged and integrated into, and are superseded by, this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise pertaining to this retirement and consulting arrangement that is not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by an authorized representative of the Company and Myers.

(5)        Waiver of Breach. Any failure or delay by either party in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by either party of a breach of any provision of this Agreement by the non-waiving party shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

(6)        Applicability of Agreement. Except as set forth in the Employment Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement.

(7)        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. A PDF containing a signature that was on the original document that was the subject of the PDF shall be deemed for all purposes to be an originally signed copy of the document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank and CVB have caused this Agreement to be executed by a duly authorized officer or representative and Myers has executed this Agreement on and to be effective as of July 17, 2019.

Dated: July 17, 2019	CITIZENS BUSINESS BANK

	By:	/s/ Raymond V. O’Brien III
Name: Raymond V. O’Brien III
Title: Chairman of Board of Directors

Dated: July 17, 2019	CVB FINANCIAL CORP.

	By:	/s/ Raymond V. O’Brien, III
Name: Raymond V. O’Brien III
Title: Chairman of Board of Directors

CHRISTOPHER D. MYERS

Dated: July 17, 2019	/s/ Christopher D. Myers
Christopher D. Myers

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